This Free Writing Prospectus supersedes the Free Writing Prospectus dated October 24, 2006 relating to the offered certificates.

Free Writing Prospectus  PART 1 OF 2
November 28, 2006

Citicorp Mortgage Securities Inc., the Depositor, has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates (file no 333-130333). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-248-3580.

Citicorp Mortgage Securities, Inc. (Depositor)	CitiMortgage, Inc. (Sponsor)

CMALT
(CitiMortgage Alternative Loan Trust),
Series 2006-A6 (Issuing Entity)
$492,061,485 (approximate)
Senior and Subordinated
REMIC Pass-Through Certificates

The certificates are backed by pools of residential first-mortgage loans. The certificates represent obligations of the Issuing Entity only, and do not represent obligations of or interests in the Depositor, the Sponsor, or any of their affiliates. Principal and interest on the certificates will be distributed monthly, beginning December 26, 2006. Class IA-2 will benefit from a yield maintenance agreement with Bear Stearns Financial Products Inc.

The Underwriter has committed to purchase all of the offered certificates (other than the ratio-stripped IO class certificates) from the Depositor. The purchase price for the certificates purchased by the Underwriter will be set by the Underwriter or negotiated by the purchaser and the Underwriter at the time of sale. Total proceeds to the Depositor for the certificates purchased by the Underwriter will be approximately $489,152,641, plus accrued interest from November 1, 2006 to the closing date. The remaining offered certificates will be transferred by the Depositor to the Sponsor as partial consideration for the purchase of the mortgage loans. The Sponsor does not intend to list any of the certificates on a national securities exchange or the Nasdaq Stock Market.

RBS Greenwich Capital
(Underwriter)

The certificates are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

PROSPECTUS SUPPLEMENT

Summary

Offered certificates

Class	Principal balance at cut-off date, ± up to 5%	Annual Interest rate	Special features	Expected rating Fitch/Moody’s/S&P	Subordinated to
IA-1	$84,472,000	6%	Group I, TAC, accrual directed	AAA/Aaa/AAA	N/A
IA-2	100,000,000	6% (1)	Group I, TAC, super senior, accrual directed	AAA/Aaa/AAA	N/A
IA-3	100,000	6%	Group I, accrual	AAA/Aaa/AAA	N/A
IA-4	198,891,000	6%	Group I, PAC	AAA/Aaa/AAA	N/A
IA-5	19,212,000	6%	Group I, PAC	AAA/Aaa/AAA	N/A
IA-6	219,000	6%	Group I, PAC	AAA/Aaa/AAA	N/A
IA-7	40,319,000	6%	Group I, NAS, super senior	AAA/Aaa/AAA	N/A
IA-8	7,123,000	6%	Group I, NAS, super senior support	AAA/Aaa/AAA	N/A
IA-PO	369,485	0%	Group I, ratio-stripped PO	AAA/Aaa/AAA	N/A
IA-IO	465,814,574 (notional)(2)	Variable (3)	Group I, ratio-stripped IO	AAA/Aaa/AAA	N/A
IIA-1	21,236,000	5.5%	Group II	AAA/Aaa/AAA	N/A
IIA-IO	22,353,548 (notional)(2)	Variable (3)	Group II, ratio-stripped IO	AAA/Aaa/AAA	N/A
B-1	13,165,000	Blended (4)	Composite (5)	AA/-/-	A
B-2	3,974,000	Blended (4)	Composite (5)	A/-/-	A, B-1
B-3	2,981,000	Blended (4)	Composite (5)	BBB/-/-	A, B-1, B-2

Certificates not offered by this prospectus

Class	Principal balance at cut-off date, ± up to 5%	Annual Interest rate	Special features	Subordinated to
B-4	$1,739,000	Blended (4)	Composite (5)	A, B-1, B-2, B-3
B-5	1,490,000	Blended (4)	Composite (5)	A, B-1, B-2, B-3, B-4
B-6	1,490,839	Blended (4)	Composite (5)	A, B-1, B-2, B-3, B-4, B-5
Residuals	N/A	N/A	Residual	N/A

_________________

(1) Class IA-2 will benefit from a yield maintenance agreement with Bear Stearns Financial Products that may provide additional payments to holders of class IA-2 certificates for distribution days for which libor is greater than 5.5%. See “Allocations and distributions — Yield maintenance” below.

(2) After the first distribution day, each ratio-stripped IO class will have a notional balance on any distribution day equal to the aggregate scheduled principal balance of the premium loans of the related pool on the last day of the preceding month.

(3) Each ratio-stripped IO class will accrue interest on its notional balance at an annual rate equal to the weighted average net loan rate of the premium loans in its related pool minus the target rate for that pool. The initial annual interest rates for the ratio-stripped IO classes are expected to be approximately:

Class IA-IO	0.5510%
Class IIA-IO	0.7727%

(4) The “blended” interest rate for each class B composite class is based on annual interest rates of 6% on the principal balance of its group I component class and 5.5% on the principal balance of its group II component class. The initial annual blended rate is expected to be approximately 5.9775%.

(5) Each composite class B-1 through B-6 has at all times a principal balance equal to the sum of the principal balances of its group I and group II component classes. The approximate initial principal balances of these component classes are:

Composite class	Group I component class principal balance	Group II component class principal balance
B-1	$12,572,705	$592,295
B-2	3,795,209	178,791
B-3	2,846,885	134,116
B-4	1,660,762	78,238
B-5	1,422,965	67,035
B-6	1,423,766	67,073

Transaction participants
Sponsor and Servicer	CitiMortgage, Inc., a New York corporation
Depositor	Citicorp Mortgage Securities, Inc., a Delaware corporation (CMSI)
	CitiMortgage and CMSI are located at 1000 Technology Drive O’Fallon, Missouri 63368-2240 (636) 261-1313 www.citimortgagembs.com
Issuing entity	CMALT (CitiMortgage Alternative Loan Trust), Series 2006-A6 (the Trust). The Trust’s CIK code for its SEC filings is 0001378942.
Underwriter
Greenwich Capital Markets, Inc. (Greenwich Capital) for the offered certificates other than the ratio-stripped IO class certificates. The ratio-stripped IO class certificates will initially be transferred to the Sponsor as partial consideration for the purchase of the mortgage loans by CMSI, and may be sold by the Sponsor or held in its portfolio.

Trustee	U.S. Bank National Association Corporate Trust Services One Federal Street - 3rd floor Boston, Massachusetts 02110 Phone: (617) 603-6402 Fax: (617) 603-6637 Website: http://www.usbank.com/abs

The Trustee, a national banking association organized under the laws of the United States, is a wholly-owned subsidiary of U.S. Bancorp, the sixth largest bank holding company in the United States with total assets at September 30, 2006 exceeding $217 billion. The Trustee has acted as trustee of mortgage-backed securities since 1987. As of September 30, 2006, the Trustee (and its affiliate, U.S. Bank Trust National Association) was acting as trustee on approximately 1,027 issuances of prime residential mortgage-backed securities, with an outstanding aggregate principal balance of approximately $466,527,900,000.

Paying agent, transfer agent and certificate registrar	Citibank, N.A. Agency and Trust 388 Greenwich Street New York, New York 10013 Attn: Structured Finance Group Phone: (212) 816-5685 Fax: (212) 816-5527 Website: http://www.sf.citidirect.com
More on the certificates
Relative size of classes	Class	Approximate principal balance of class as percentage of principal balance of all classes at cut-off date (the class percentage)
	A B B-1 B-2 B-3	95.00% 5.00% 2.65% 0.80% 0.60%
Ratings
The rating agencies for the senior classes are Fitch, Moody’s, and S&P; the rating agency for the offered subordinated classes is Fitch. The offered certificates will not be sold unless the rating agencies have rated the offered certificates as shown above. The ratings of class IA-2 do not address the likelihood that yield maintenance payments will be received.

You should evaluate these ratings independently from similar ratings on other types of securities. A rating is not a recommendation to buy, sell or hold securities. A rating agency may revise or withdraw a rating at any time.

Denominations	$1,000 and any whole dollar amount above $1,000.
Distribution days	25th day (or, if that is not a business day, the next business day) of each month, beginning December 26, 2006.
Servicing fee	0.25% per annum on the scheduled principal balance of the mortgage loans, to be paid from collections of interest on the mortgage loans.
Distribution priorities
After payment of the servicing fee to the Servicer, payments on the mortgage loans will be distributed as principal and interest on the certificates first to the class A certificates, in accordance with the allocation described in “Allocations” and “Distributions” in the core prospectus and “Allocations and distributions” in this prospectus supplement. Any remainder will be distributed to the class B certificates in order of seniority. See “Subordination” in the core prospectus.

Loss allocations
Losses on the mortgage loans will generally be allocated to the most subordinated classes, in order of subordination. Once the principal balances of the subordinated classes have been reduced to zero, losses will generally be allocated to the senior classes (with some adjustments for any accrual classes) in proportion to their principal balances. See “Adjustments to class balances” in the core prospectus.

Last distribution day	Group I certificates Group II certificates Class B certificates	November 25, 2036 November 25, 2021 November 25, 2036
Optional redemption (clean-up call)
At any time that the principal balance of the mortgage loans is less than 10% of the scheduled principal balance of the mortgage loans as of the cut-off date, CMSI may repurchase all the mortgage loans for their unpaid principal balance plus accrued interest, and other property of the Trust for its appraised value after estimated liquidation expenses, less any unrecovered advances. Certificate holders would then receive a final distribution reducing the principal balance of their certificates to zero. Some certificates may receive less than their principal balance plus accrued interest if the appraised value of the other property, less estimated liquidation expenses, is less than the unpaid principal balance of the related mortgage loan.

Loss limits	There are no special hazard, fraud or bankruptcy loss limits.
Prepayment model and prepayment rates assumed in structuring series
100% of a prepayment curve model (the PPC prepayment model), which assumes prepayments are made at a 8% per annum rate in the first month, increasing by 12/11% (approximately 1.0909%) per annum in each following month until the 12th month, when the rate will be 20% per annum:

	Months (or partial months) since mortgage loan origination	Approximate per annum prepayment rate
	1	8.0000%
	2	9.0909%
	3	10.1818%
	4	11.2727%
	5	12.3636%
	6	13.4545%
	7	14.5455%
	8	15.6364%
	9	16.7273%
	10	17.8182%
	11	18.9091%
	12 and after	20.0000%
“Mortgage related securities” under SMMEA	Classes A and B-1
Record date
For a distribution day, the close of business on
•  for class IA-2, the day preceding that distribution day, and
•  for all other classes, the last business day of the calendar month preceding that distribution day.

Accrual periods for class IA-2
Class IA-2 will accrue interest from the 25th day of each month preceding the related distribution day through the 24th day of the following month. For this class, each accrual period will be considered to be 30 days, regardless of the actual number of days in the period.

Closing date	November 29, 2006
Conditions to closing
The certificates offered by this prospectus will not be sold unless the certificates in classes B-4, B-5 and B-6 (none of which are offered by this prospectus) are sold on the closing date. Greenwich Capital (the Purchaser) has agreed to purchase the class B-4, B-5 and B-6 certificates on the closing date, subject to the satisfaction of customary closing conditions. Also see “Ratings” above.

Federal taxes
The Trust is not expected to be subject to federal income tax. See “Taxation of the Trust” in the core prospectus.

Certificates will generally be taxed as if they were newly originated debt instruments. In particular, interest, original issue discount and market discount on a certificate will be ordinary income to the holder, and distributions of principal on a certificate will be a return of capital to the extent of the holder’s basis in the certificate. See “Taxation of certificate holders” in the core prospectus.

Certain classes of certificates are issued with original issue discount or premium. See “Federal income tax consequences” in this prospectus supplement.

Holders of class IA-2 certificates benefit from a yield maintenance agreement with Bear Stearns Financial Products. The yield maintenance agreement has special federal income tax aspects; see “Federal income tax consequences—Yield maintenance payments” in this prospectus supplement.

Series overview—the mortgage loans at November 1, 2006 (the cut-off date)

The mortgage loans have been divided into two pools of mortgage loans. The mortgage loans in pool I are mortgage loans that have original maturities of at least 20 but not more than 30 years. The mortgage loans in pool II have original maturities of at least 10 but not more than 15 years.
CMSI has made representations and warranties to the Trustee as to the description, condition, title, lien priority, payment status, legality and other matters regarding the mortgage loans. If there is a breach of a representation or warranty for a mortgage loan that materially and adversely affects the certificate holders, CMSI must cure the breach, repurchase the loan or substitute eligible mortgage loans. See “The mortgage loans—Representations by CMSI” and “—Repurchase or substitution of mortgage loans” in the core prospectus.

	Pool I	Pool II	Combined
Number	1,424	82	1,506
Scheduled principal balance (± up to 5%)	$474,427,777	$22,353,548	$496,781,325
less than $300,000	28.78%	33.53%	28.99%
less than $500,000	58.17%	60.69%	58.29%
greater than $1 million	2.15%	None	2.06%
Fixed rate one- to four-family residential, of which
single-family detached dwellings	82.49%	80.61%	82.40%
condominiums, condotel, townhouses, rowhouses or cooperative apartments	10.20%	6.63%	10.04%
investment properties	6.17%	12.89%	6.47%
determined by CMSI to be primary residence of homeowner	90.61%	81.54%	90.20%
Geographic concentration
California	30.76%	27.81%	30.62%
Illinois	4.93%	11.51%	5.23%
any other state	No more than 10%	No more than 10%	No more than 10%
any one ZIP code	0.55%	4.45%	0.53%
Loan-to-value ratios at origination (taking into account the loanable value of additional collateral)
greater than 80%	2.87%	None	2.75%
greater than 90%	0.36%	None	0.34%
weighted average	72.17%	62.43%	71.73%
Mortgage loans for which additional collateral (i.e., collateral other than the mortgaged property) was considered in calculating loan-to-value ratios	None	None	None
approximate weighted average loan-to-value ratio of such loans if additional collateral is not taken into account	N/A	N/A	N/A
Range of interest rates on mortgage loans (before deduction of servicing fee)	5.5% to 8%	5.75% to 7.625%	5.5% to 8%
Weighted average mortgage interest rate (before deduction of servicing fee)	6.786%	6.523%	6.775%
Servicing fee	0.25%	0.25%	0.25%
Range of original maturities	20 to 30 years	10 to 15 years	10 to 30 years
Latest scheduled maturity	November 1, 2036	November 1, 2021	November 1, 2036
Weighted average remaining term to stated maturity	357 months	177 months	349 months
Weighted average original term to maturity	359 months	179 months	351 months
Target rate	6%	5.5%	N/A
Discount mortgage loans—i.e., loans with net loan rates (interest rate less servicing fee) less than the target rate
number	24	None	N/A
scheduled principal balance	$8,613,204	$0	N/A
weighted average interest rate	5.993%	N/A	N/A
weighted average remaining term to stated maturity	358 months	N/A	N/A
weighted average original term to maturity	360 months	N/A	N/A
Premium mortgage loans—i.e., loans with net loan rates (interest rate less servicing fee) greater than or equal to the target rate
number	1,400	82	N/A
scheduled principal balance	$465,814,574	$ 22,353,548	N/A
weighted average interest rate	6.801%	6.523%	N/A
weighted average remaining term to stated maturity	357 months	177 months	N/A
weighted average original term to maturity	359 months	179 months	N/A
Originated from	August 1, 2005 through November 1, 2006	October 1, 2005 through November 1, 2006	August 1, 2005 through November 1, 2006
Mortgage loans originated under the Alt-A:
Full/Alt program	20.42%	24.42%	20.60%
Stated Income/Verified Assets program	61.85%	56.03%	61.59%
No Ratio (No Income/Verified Assets) program	5.61%	10.43%	5.83%
Stated Income/Stated Assets program	10.14%	8.89%	10.09%
No Income/No Assets program	1.98%	0.23%	1.90%
Verified Income/No Assets program	None	None	None
Refinanced mortgage loans	60.08%	78.75%	60.92%
“Home loans” subject to the Georgia Fair Lending Act and originated on or before the Act’s amendment, effective March 7, 2003.	None	None	None

In the preceding tables:
•  All mortgage loans were originated or acquired by CitiMortgage.
•  Percentages of mortgage loans shown above are percentages of scheduled principal balance. Interest rates and servicing fee shown above are per annum. Amounts and percentages relating to premium and discount loans are approximate.

Series risk factors
You should consider the following risk factors for this series, as well as the general risk factors for the certificates discussed in the core prospectus, before you purchase any certificates.

Alt-A mortgage loans
All the mortgage loans are Alt-A loans. Alt-A loans may involve higher loan-to-value ratios, different property types or more limited borrower documentation than other mortgage loans securitized by CMSI. Alt-A loans are described in the core prospectus under “Mortgage loan underwriting—Alt-A loans.”

Interest-only mortgage loans
Approximately $145.4 million (principal amount) of the mortgage loans are interest-only mortgage loans, distributed among the pools as follows:

Pool I	Pool II	Combined
30.64%	None	29.26%

The interest-only mortgage loans require homeowners to pay interest but not principal for the first 10 years of these loans; after 10 years, homeowners must make level payments of principal and interest for the next 20 years so as to fully amortize their loan. Risks attendant to interest-only mortgage loans are described in the core prospectus under “General risk factors — Interest-only mortgage loans.”

Yield maintenance payments: counterparty risk
Under certain circumstances, the paying agent may receive yield maintenance payments from Bear Stearns Financial Products to be distributed to the holders of the class IA-2 certificates. See “Allocations and distributions—Yield maintenance” below. The paying agent’s ability to make these distributions will be subject to the credit risk of Bear Stearns Financial Products.

Limited senior status for ratio-stripped IO classes
The ratio-stripped IO classes are not entitled to all the benefits of subordination afforded to the other senior classes, nor are these ratio-stripped IO classes entitled to reimbursement of the type afforded a ratio-stripped PO class. In particular, a principal loss on a premium mortgage loan in a pool will reduce interest allocations to the related ratio-stripped IO class. See “Subordination—Limited senior status for ratio-stripped IO classes” in the core prospectus.

Housing price cycle
A number of commentators have recently suggested that home prices in the United States are at or near a cyclical high, and likely to fall substantially in the near future. There have been reports that housing prices in some areas are currently declining. A substantial fall in housing prices could cause an increase in defaults on the mortgage loans, and would reduce the amount that could be realized on foreclosure. This potential effect could be larger for Alt-A pools.

The mortgage loans
Detailed information
The detailed description of the mortgage loans at the end of this supplement contains additional information on the mortgage loans expected to be included in the Trust on the closing date. The mortgage loans actually included in the Trust may differ from the description in this supplement, but the differences will not be material.

Selection
Currently, CitiMortgage originates most fixed-rate non-conforming mortgage loans for sale rather than to be held in portfolio. CitiMortgage may sell such loans in bulk or securitize them, depending on market conditions. Mortgage loans included in this series represent all fixed-rate non-conforming loans recently originated by CitiMortgage or purchased from its affiliates, except that
•  loans with FICO scores below 620, or with original principal balances greater than $2.5 million, are generally not included in the pool,
•  a few recently originated loans are not included because of irregularities or data inconsistencies,
•  a few loans originated earlier are included because their irregularities or data inconsistencies have recently been resolved, and
•  some loans may be held in portfolio because of special circumstances or market conditions.

Allocations and distributions
Senior target-rate class allocations
On each distribution day before the subordination depletion date, the aggregate scheduled and unscheduled principal allocated to the senior target-rate classes of a group will be allocated to the individual senior target-rate classes of that group as follows:
Group I: Principal allocated to the group I senior target-rate classes from the pool I target-rate strip will be allocated sequentially as follows:
First, to classes IA-7 and IA-8, the amounts determined under ‘‘NAS classes’’ below.
Second, sequentially to classes IA-4 through IA-6, in that order, until their aggregate principal balance is reduced to their aggregate planned balance for that distribution day as shown in “—PAC classes” below.
Third, concurrently to classes IA-1 and IA-2, in proportion to their principal balances, until their aggregate principal balance is reduced to their aggregate targeted balance for that distribution day as shown in “—TAC classes” below.
Fourth, to class IA-3 until its principal balance is reduced to zero.
Fifth, concurrently to classes IA-1 and IA-2, in proportion to their principal balances, without regard to their aggregate targeted balance, until their principal balances are reduced to zero.
Sixth, sequentially to classes IA-4 through IA-6, in that order, without regard to their aggregate planned balance, until their principal balances are reduced to zero.
Seventh, concurrently to classes IA-7 and IA-8, in proportion to their principal balances, until their principal balances are reduced to zero.
Group II: Principal allocated to the group II senior target-rate classes from the pool II target-rate strip will be allocated to class IIA-1 until its principal balance is reduced to zero.
Beginning on the subordination depletion date, the priorities stated above will cease to be in effect, and the principal allocation for the senior target-rate classes of each group will be allocated to the senior target-rate classes of the group in proportion to their principal balances on the preceding day.
On the first distribution day, the senior target-rate classes are expected to be allocated between 94.50% and 95.50% of scheduled principal payments on the target-rate strips.

Accrual and accrual directed classes
While an accrual class may receive principal distributions prior to the subordination depletion date, an accrual class will not receive current interest distributions prior to the earlier of its accrual termination day or the subordination depletion date.
On each distribution day before interest is distributed to the accrual class IA-3, interest that is accrued on the principal balance of that class will be redirected to make principal distributions concurrently to its accrual directed classes IA-1 and IA-2, in proportion to their principal balances, until their aggregate principal balance is reduced to their aggregate targeted balance for that distribution day.
The accrual termination day for an accrual class will be the first distribution day after the principal balance of each of its accrual directed classes is reduced to zero.
An accrual class’s principal balance will be increased by the amount of any interest distribution that is redirected to other classes as principal.
Distributions to accrual classes are described in greater detail in “Distributions—Accrual and accrual directed classes” in the core prospectus.

Prepayments and other unscheduled principal
For the first nine years—that is, for distribution days 1 through 108—and, under the circumstances described below, for later distribution days, the senior target-rate classes of each group will receive disproportionately large allocations of unscheduled principal payments received during the preceding month on the target-rate strip of the related pool, as follows:
•  Subject to the following provisos, on each distribution day the senior target-rate classes of a group will be allocated, in the aggregate, their proportionate share (based on principal balances of the group’s senior target-rate classes and the group’s subordinated target-rate component classes), plus the following percentage of the group’s subordinated target-rate component classes’ proportionate share, of unscheduled principal payments:
distribution day	percentage
1 - 60	100%
61 - 72	70%
73 - 84	60%
85 - 96	40%
97 - 108	20%
109 and after	0%
provided, that for any distribution day,
•  if the ratio of the aggregate principal balance of the senior target-rate classes of all groups to the aggregate principal balance of all the target-rate classes exceeds that ratio on the cut-off date, the senior target-rate classes of each group will be allocated 100% of unscheduled principal payments on the related pool’s target-rate strip;
•  if the distribution day is one on which the percentage shown in the preceding table is to be reduced—that is, the 61st, 73rd, 85th, 97th or 109th distribution day—and either the cumulative loss test or the delinquency test described below are not satisfied, then the percentage will not be reduced on that distribution day or on any subsequent distribution day until both the cumulative loss and delinquency tests are passed; and
•  if the cumulative loss test is not satisfied for a distribution day, the percentage of unscheduled principal payments allocated to the senior target-rate classes of a group will be the greater of (a) the percentage for that distribution day calculated in accordance with the rules stated above, or (b) the percentage on the preceding distribution day.
Example: Suppose that on the 73rd distribution day, the aggregate principal balance of the senior target-rate classes of group I is $94 million, the aggregate principal balance of the subordinated group I target-rate component classes is $6 million, and the Trust received $2 million of unscheduled principal payments on the pool I target-rate strip during the preceding month. Then the senior target-rate classes of group I will be allocated their 94% proportionate share of the $2 million (that is, $1,880,000) plus, per the table, 60% of the remaining $120,000, or $72,000, for a total of $1,952,000.
If, however, the ratio of the principal balance of the senior target-rate classes of all groups to the principal balance of all the target-rate classes is greater than that ratio on the cut-off date, then the senior target-rate classes of group I will receive the entire $2 million of unscheduled principal.
The cumulative loss test is satisfied for a distribution day if cumulative realized losses (for all pools) through that distribution day do not exceed the following percentages of the initial principal balance of the subordinated (composite) classes:
distribution day	percentage of initial principal balance of subordinated (composite) classes
61 - 72	30%
73 - 84	35%
85 - 96	40%
97 - 108	45%
109 and after	50%
The delinquency test is satisfied for a distribution day if the average of the aggregate scheduled principal balance of mortgage loans delinquent 60 days or more (including mortgage loans in foreclosure and real estate owned by the Trust as a result of homeowner default) for that distribution day and the preceding five distribution days is either (1) less than 50% of the average of the principal balance of the subordinated classes for those distribution days, or (2) less than 2% of the average scheduled principal balance of all of the mortgage loans for those distribution days.

NAS classes
Classes IA-7 and IA-8 are non-accelerated senior, or NAS classes.
For the first 60 distribution days, the principal allocation for a NAS class will be zero.
For distribution day 61 and after, the principal allocation for each NAS class will equal
•  its proportionate share, based on the principal balances of the group’s target-rate classes, of scheduled principal payments on the related pool’s target-rate strip allocated to the group’s target-rate classes for that distribution day, plus
•  the following percentage of its proportionate share, based on principal balances of the group‘s target-rate classes, of unscheduled principal payments on the related pool’s target-rate strip allocated to the group’s target-rate classes for that distribution day:
distribution day	percentage
0 - 60	0%
61 - 72	30%
73 - 84	40%
85 - 96	60%
97 - 108	80%
109 and after	100%
A NAS class’s weighted average life will be longer, and could be significantly longer, than if it always received its proportionate share of principal distributions.

Yield maintenance
Bear Stearns Financial Products Inc. (Bear Stearns Financial Products or the yield maintenance provider) has agreed with CMSI and the Trustee that the yield maintenance provider will make additional yield maintenance payments to the paying agent to be distributed to holders of the class IA-2 certificates.
Each yield maintenance payment to the paying agent will be a per annum percentage (the yield maintenance percentage) equal to the excess of LIBOR for the accrual period over 5.5%, subject to a maximum of 3.5%, of an assumed principal balance for the class for the relevant distribution day.
The paying agent will pass the yield maintenance payments through to the holders of the class IA-2 certificates, but not more than will be required to pay the class IA-2 certificates an amount (the yield maintenance amount) for that distribution day equal to the yield maintenance percentage of the actual principal balance for the class for that distribution day.
If for any distribution day, the assumed principal balance is greater than the aggregate outstanding principal balance of the class IA-2 certificates, the yield maintenance payment by the yield maintenance provider to the paying agent may exceed the yield maintenance payment required to be made to the holders of the class IA-2 certificates. In such case, the paying agent will deposit any excess in a yield maintenance reserve fund maintained in an account at the paying agent. The yield maintenance reserve fund will be used to cover any shortfalls in interest distributions or, as a result of the actual principal balance being greater than the assumed principal balance, any failure of the sum of interest distributions on the class IA-2 certificates plus yield maintenance payments for that distribution day to equal LIBOR plus 0.5% per annum (but not more than 9.5% per annum). When the principal balance of the class IA-2 certificates has been reduced to zero, any funds remaining in the yield maintenance reserve fund will be paid to the Underwriter.
The assumed principal balances for class IA-2 are:

Distribution day in	Class IA-2 assumed principal balance
December 2006	$100,000,000.00
January 2007	98,080,043.60
February 2007	95,978,464.34
March 2007	93,699,207.64
April 2007	91,246,869.19
May 2007	88,626,686.27
June 2007	85,844,525.78
July 2007	82,906,868.98
August 2007	79,820,793.11
September 2007	76,593,949.61
November 2007	73,234,539.33
November 2007	69,751,284.52
December 2007	66,400,587.40
January 2008	63,180,548.76
February 2008	60,089,263.97
March 2008	57,124,822.75
April 2008	54,285,309.02
May 2008	51,568,800.81
June 2008	48,973,370.12
July 2008	46,497,082.96
August 2008	44,137,999.31
September 2008	41,894,173.24
November 2008	39,763,652.93
November 2008	37,744,480.91
December 2008	35,834,694.14
January 2009	34,032,324.31
February 2009	32,335,398.06
March 2009	30,741,937.30
April 2009	29,249,959.51
May 2009	27,857,478.17
June 2009	26,511,452.55
July 2009	25,210,881.09
August 2009	23,954,781.76
September 2009	22,742,191.66
November 2009	21,572,166.69
November 2009	20,443,781.14
December 2009	19,356,127.39
January 2010	18,308,315.58
February 2010	17,299,473.21
March 2010	16,328,744.89
April 2010	15,395,291.97
May 2010	14,498,292.22
June 2010	13,636,939.54
July 2010	12,810,443.68
August 2010	12,018,029.85
September 2010	11,258,938.55
November 2010	10,532,425.18
November 2010	9,837,759.80
December 2010	9,174,226.87
January 2011	8,541,124.93
February 2011	7,937,766.39
March 2011	7,363,477.21
April 2011	6,817,596.69
May 2011	6,299,477.20
June 2011	5,808,483.90
July 2011	5,343,994.57
August 2011	4,905,399.31
September 2011	4,492,100.31
November 2011	4,103,511.67
November 2011	3,739,059.11
December 2011	3,398,179.79
January 2012	3,210,894.77
February 2012	3,044,900.22
March 2012	2,899,672.76
April 2012	2,774,699.59
May 2012	2,669,478.22
June 2012	2,583,516.33
July 2012	2,516,331.54
August 2012	2,467,451.25
September 2012	2,436,412.42
November 2012	2,422,761.41
November 2012	2,422,375.36
December 2012	2,421,987.39
January 2013	2,421,597.48
February 2013	2,421,205.62
March 2013	2,420,811.80
April 2013	2,420,416.01
May 2013	2,420,018.24
June 2013	2,419,618.48
July 2013	2,419,216.73
August 2013	2,418,812.96
September 2013	2,418,407.18
November 2013	2,417,999.36
November 2013	2,417,589.51
December 2013	2,417,177.61
January 2014	2,416,763.65
February 2014	2,416,347.62
March 2014	2,415,929.51
April 2014	2,415,509.31
May 2014	2,415,087.01
June 2014	2,414,662.59
July 2014	2,414,236.06
August 2014	2,413,807.39
September 2014	2,413,376.58
November 2014	2,412,943.61
November 2014	2,412,508.48
December 2014	2,412,071.17
January 2015	2,411,631.68
February 2015	2,411,189.99
March 2015	2,410,746.09
April 2015	2,410,299.98
May 2015	2,409,851.63
June 2015	2,409,401.04
July 2015	2,408,948.19
August 2015	2,408,493.08
September 2015	2,408,035.70
November 2015	2,407,576.03
November 2015	2,407,114.06
December 2015	2,406,649.78
January 2016	2,406,183.18
February 2016	2,405,714.25
March 2016	2,405,242.97
April 2016	2,404,769.34
May 2016	2,404,293.34
June 2016	2,403,814.96
July 2016	2,403,334.18
August 2016	2,402,851.01
September 2016	2,402,365.41
November 2016	2,401,877.39
November 2016	2,401,386.93
December 2016	2,400,894.01
January 2017	2,400,398.64
February 2017	0.00

The yield maintenance provider will not make yield maintenance payments for any distribution day after January 2017.
You should note that the yield maintenance provider will determine LIBOR under the yield maintenance agreement, and may use different procedures than under the provisions for interest payments on the certificates. Accordingly, yield maintenance payments could be higher or lower than if LIBOR was determined under the procedures used for determining interest due on the certificates.
The “significance percentage” for the yield maintenance agreement, as calculated in accordance with Item 1115 of Regulation AB under the Securities Act of 1933 is less than 10%.
The Underwriter will pay the yield maintenance provider for the yield maintenance agreement, and there will be no charge to the Trust.
If the ratings of the yield maintenance provider’s debt obligations fall below levels set in the yield maintenance agreement, the yield maintenance provider must either
•  post collateral,
•  take other action to restore the required ratings, or
•  assign the yield maintenance agreement to, or have the yield maintenance provider’s obligations under the agreement guaranteed by, a third party with the required ratings.
The yield maintenance provider may also have to assign the yield maintenance agreement if the yield maintenance provider can not provide the Depositor with certain information required to enable the Depositor to fulfill its disclosure obligations under the federal securities laws.
The yield maintenance provider, Bear Stearns Financial Products, a Delaware corporation, is a bankruptcy remote derivatives product company based in New York, New York that has been established as a wholly owned subsidiary of The Bear Stearns Companies, Inc. Bear Stearns Financial Products engages in a wide array of over-the-counter interest rate, currency, and equity derivatives, typically with counterparties who require a highly rated derivative provider. As of the date of this prospectus, Bear Stearns Financial Products has a ratings classification of “AAA” from S&P and “Aaa” from Moody’s. Bear Stearns Financial Products will provide upon request, without charge, to each person to whom this prospectus is delivered, a copy of (i) the ratings analysis from each of S&P and Moody’s evidencing those respective ratings or (ii) the most recent audited annual financial statements of Bear Stearns Financial Products. Requests for information should be directed to the DPC Manager of Bear Stearns Financial Products Inc. at (212) 272-4009 or in writing at 383 Madison Avenue, 36th Floor, New York, New York 10179.

PAC classes
Classes IA-4 through IA-6 are PAC classes. Classes IA-1 through IA-3 are the support classes for the PAC classes.
The aggregate planned balance for the PAC classes on each distribution day is shown in the following table. The aggregate planned balances for the PAC classes were calculated assuming that
•  the mortgage loans and the certificates conform to the structuring assumptions described in “Weighted average lives and yields to maturity” below, and
•  the mortgage loans are prepaid at any constant rate within the range 125% to 400% of the PSA prepayment model.

Distribution day in	Classes IA-4 through IA-6 aggregate planned balance
Initial	$218,322,000.00
December 2006	217,751,924.48
January 2007	217,080,510.40
February 2007	216,308,905.64
March 2007	215,437,350.35
April 2007	214,466,148.81
May 2007	213,395,669.31
June 2007	212,226,344.08
July 2007	210,958,669.11
August 2007	209,593,203.87
September 2007	208,130,571.03
October 2007	206,571,456.06
November 2007	204,916,606.75
December 2007	203,166,832.74
January 2008	201,323,004.89
February 2008	199,386,054.63
March 2008	197,356,973.26
April 2008	195,236,811.15
May 2008	193,026,676.86
June 2008	190,727,736.28
July 2008	188,341,211.59
August 2008	185,868,380.26
September 2008	183,310,573.93
October 2008	180,669,177.24
November 2008	177,945,626.64
December 2008	175,141,409.06
January 2009	172,258,060.63
February 2009	169,297,165.27
March 2009	166,261,698.96
April 2009	163,246,066.00
May 2009	160,250,427.67
June 2009	157,274,655.41
July 2009	154,318,621.49
August 2009	151,382,199.04
September 2009	148,465,261.99
October 2009	145,567,685.10
November 2009	142,689,343.97
December 2009	139,830,114.98
January 2010	136,989,875.35
February 2010	134,168,503.07
March 2010	131,365,876.94
April 2010	128,581,876.57
May 2010	125,816,382.33
June 2010	123,069,275.38
July 2010	120,340,437.67
August 2010	117,629,751.90
September 2010	114,937,101.56
October 2010	112,262,370.88
November 2010	109,605,444.86
December 2010	106,966,209.25
January 2011	104,344,550.54
February 2011	101,740,355.98
March 2011	99,153,513.53
April 2011	96,583,911.92
May 2011	94,031,440.57
June 2011	91,495,989.64
July 2011	88,977,450.02
August 2011	86,475,713.31
September 2011	83,990,671.80
October 2011	81,522,218.50
November 2011	79,070,247.12
December 2011	76,812,891.84
January 2012	74,571,538.20
February 2012	72,346,082.50
March 2012	70,136,421.71
April 2012	67,942,453.48
May 2012	65,764,076.14
June 2012	63,601,188.66
July 2012	61,453,690.70
August 2012	59,321,482.56
September 2012	57,204,465.22
October 2012	55,102,540.28
November 2012	53,015,610.01
December 2012	50,987,421.94
January 2013	48,973,751.69
February 2013	46,974,503.98
March 2013	45,026,752.73
April 2013	43,133,042.65
May 2013	41,292,043.07
June 2013	39,502,454.66
July 2013	37,763,008.69
August 2013	36,072,466.33
September 2013	34,429,617.95
October 2013	32,833,282.47
November 2013	31,282,306.66
December 2013	30,031,455.28
January 2014	28,817,423.15
February 2014	27,639,249.79
March 2014	26,495,998.33
April 2014	25,386,754.92
May 2014	24,310,628.23
June 2014	23,266,748.86
July 2014	22,254,268.84
August 2014	21,272,361.13
September 2014	20,320,219.13
October 2014	19,397,056.14
November 2014	18,502,104.95
December 2014	17,849,009.81
January 2015	17,215,383.63
February 2015	16,600,695.76
March 2015	16,004,429.26
April 2015	15,426,080.53
May 2015	14,865,159.00
June 2015	14,321,186.80
July 2015	13,793,698.44
August 2015	13,282,240.48
September 2015	12,786,371.29
October 2015	12,305,660.67
November 2015	11,839,689.65
December 2015	11,557,851.12
January 2016	11,282,626.70
February 2016	11,013,862.72
March 2016	10,751,409.04
April 2016	10,495,119.00
May 2016	10,244,849.31
June 2016	10,000,459.99
July 2016	9,761,814.30
August 2016	9,528,778.66
September 2016	9,301,222.54
October 2016	9,072,990.27
November 2016	8,850,160.40
December 2016	8,632,670.90
January 2017	8,420,395.86
February 2017	8,213,212.32
March 2017	8,011,000.15
April 2017	7,813,642.07
May 2017	7,621,023.50
June 2017	7,433,032.54
July 2017	7,249,559.91
August 2017	7,070,498.87
September 2017	6,895,745.18
October 2017	6,725,197.03
November 2017	6,558,754.98
December 2017	6,396,321.93
January 2018	6,237,803.03
February 2018	6,083,105.66
March 2018	5,932,139.37
April 2018	5,784,815.79
May 2018	5,641,048.65
June 2018	5,500,753.70
July 2018	5,363,848.63
August 2018	5,230,253.08
September 2018	5,099,888.57
October 2018	4,972,678.44
November 2018	4,848,547.85
December 2018	4,727,423.69
January 2019	4,609,234.56
February 2019	4,493,910.77
March 2019	4,381,384.21
April 2019	4,271,588.41
May 2019	4,164,458.43
June 2019	4,059,930.87
July 2019	3,957,943.82
August 2019	3,858,436.79
September 2019	3,761,350.75
October 2019	3,666,628.03
November 2019	3,574,212.33
December 2019	3,484,048.65
January 2020	3,396,083.31
February 2020	3,310,263.87
March 2020	3,226,539.13
April 2020	3,144,859.10
May 2020	3,065,174.94
June 2020	2,987,438.99
July 2020	2,911,604.70
August 2020	2,837,626.60
September 2020	2,765,460.31
October 2020	2,695,062.49
November 2020	2,626,390.82
December 2020	2,559,403.97
January 2021	2,494,061.58
February 2021	2,430,324.27
March 2021	2,368,153.55
April 2021	2,307,511.87
May 2021	2,248,362.54
June 2021	2,190,669.74
July 2021	2,134,398.53
August 2021	2,079,514.74
September 2021	2,025,985.04
October 2021	1,973,776.89
November 2021	1,922,858.50
December 2021	1,873,198.85
January 2022	1,824,767.63
February 2022	1,777,535.27
March 2022	1,731,472.89
April 2022	1,686,552.29
May 2022	1,642,745.95
June 2022	1,600,026.98
July 2022	1,558,369.14
August 2022	1,517,746.82
September 2022	1,478,135.00
October 2022	1,439,509.27
November 2022	1,401,845.77
December 2022	1,365,121.25
January 2023	1,329,312.96
February 2023	1,294,398.74
March 2023	1,260,356.92
April 2023	1,227,166.36
May 2023	1,194,806.42
June 2023	1,163,256.95
July 2023	1,132,498.27
August 2023	1,102,511.20
September 2023	1,073,276.97
October 2023	1,044,777.29
November 2023	1,016,994.29
December 2023	989,910.54
January 2024	963,509.01
February 2024	937,773.08
March 2024	912,686.53
April 2024	888,233.53
May 2024	864,398.61
June 2024	841,166.69
July 2024	818,523.04
August 2024	796,453.28
September 2024	774,943.38
October 2024	753,979.64
November 2024	733,548.70
December 2024	713,637.49
January 2025	694,233.28
February 2025	675,323.64
March 2025	656,896.43
April 2025	638,939.81
May 2025	621,442.21
June 2025	604,392.35
July 2025	587,779.22
August 2025	571,592.07
September 2025	555,820.40
October 2025	540,453.97
November 2025	525,482.80
December 2025	510,897.13
January 2026	496,687.43
February 2026	482,844.43
March 2026	469,359.05
April 2026	456,222.44
May 2026	443,425.98
June 2026	430,961.22
July 2026	418,819.96
August 2026	406,994.15
September 2026	395,475.98
October 2026	384,257.80
November 2026	373,332.14
December 2026	362,691.73
January 2027	352,329.48
February 2027	342,238.44
March 2027	332,411.85
April 2027	322,843.12
May 2027	313,525.81
June 2027	304,453.62
July 2027	295,620.44
August 2027	287,020.28
September 2027	278,647.30
October 2027	270,495.80
November 2027	262,560.23
December 2027	254,835.17
January 2028	247,315.32
February 2028	239,995.53
March 2028	232,870.75
April 2028	225,936.08
May 2028	219,186.71
June 2028	212,617.98
July 2028	206,225.32
August 2028	200,004.28
September 2028	193,950.51
October 2028	188,059.78
November 2028	182,327.96
December 2028	176,751.01
January 2029	171,325.00
February 2029	166,046.10
March 2029	160,910.55
April 2029	155,914.71
May 2029	151,055.02
June 2029	146,328.00
July 2029	141,730.26
August 2029	137,258.50
September 2029	132,909.49
October 2029	128,680.09
November 2029	124,567.23
December 2029	120,567.92
January 2030	116,679.23
February 2030	112,898.33
March 2030	109,222.43
April 2030	105,648.84
May 2030	102,174.90
June 2030	98,798.04
July 2030	95,515.76
August 2030	92,325.59
September 2030	89,225.16
October 2030	86,212.13
November 2030	83,284.24
December 2030	80,439.26
January 2031	77,675.03
February 2031	74,989.45
March 2031	72,380.47
April 2031	69,846.09
May 2031	67,384.34
June 2031	64,993.32
July 2031	62,671.18
August 2031	60,416.12
September 2031	58,226.35
October 2031	56,100.16
November 2031	54,035.88
December 2031	52,031.87
January 2032	50,086.52
February 2032	48,198.30
March 2032	46,365.68
April 2032	44,587.18
May 2032	42,861.37
June 2032	41,186.83
July 2032	39,562.21
August 2032	37,986.16
September 2032	36,457.39
October 2032	34,974.63
November 2032	33,536.64
December 2032	32,142.21
January 2033	30,790.18
February 2033	29,479.41
March 2033	28,208.76
April 2033	26,977.17
May 2033	25,783.56
June 2033	24,626.91
July 2033	23,506.21
August 2033	22,420.48
September 2033	21,368.77
October 2033	20,350.14
November 2033	19,363.69
December 2033	18,408.53
January 2034	17,483.81
February 2034	16,588.68
March 2034	15,722.32
April 2034	14,883.95
May 2034	14,072.78
June 2034	13,288.06
July 2034	12,529.05
August 2034	11,795.03
September 2034	11,085.31
October 2034	10,399.20
November 2034	9,736.04
December 2034	9,095.19
January 2035	8,476.01
February 2035	7,877.90
March 2035	7,300.25
April 2035	6,742.49
May 2035	6,204.05
June 2035	5,684.37
July 2035	5,182.93
August 2035	4,699.19
September 2035	4,232.65
October 2035	3,782.81
November 2035	3,349.19
December 2035	2,931.33
January 2036	2,528.75
February 2036	2,141.02
March 2036	1,767.70
April 2036	1,408.38
May 2036	1,062.63
June 2036	730.06
July 2036	410.28
August 2036	102.91
September 2036	0.94
October 2036	0.00

TAC classes
Classes IA-1 and IA-2 are TAC classes. Class IA-3 is the support class for the TAC classes.
The aggregate targeted balance for the TAC classes on each distribution day is shown in the following table. The targeted balances were calculated assuming that the mortgage loans and the certificates conform to the structuring assumptions described in “Weighted average lives and yields to maturity” below, and the mortgage loans are prepaid at a constant rate of 75% per annum of the principal balance of the mortgage loans.

Distribution day in	Classes IA-1 and IA-2 aggregate targeted balance
Initial	$184,472,000.00
December 2006	133,079,757.67
January 2007	87,486,224.87
February 2007	47,065,901.48
March 2007	11,262,601.13
April 2007	0.00

Cross-collateralization
This is a cross-collateralized multiple-pool series, as described in “Multiple pool series” and “Cross-collateralization” in the core prospectus. In certain circumstances, losses on mortgage loans in one pool may be absorbed by, and some payments received on mortgage loans in one pool may be distributed to, classes in unrelated groups, as described in the core prospectus.
Because the pool II target-rate strip has a lower interest rate than the pool I target-rate strip, if group I is undercollateralized after the subordination depletion date, interest payments from the pool II target-rate strip that remain after interest distributions to the group II target-rate classes will not be sufficient to fully cover interest shortfalls on the group I target-rate classes.

Super senior and super senior support classes
The following table lists the super senior classes, and their respective super senior support classes.

Super senior class	Super senior support class	Support amount
IA-2	IA-8	$5,000,000
IA-7	IA-8	$2,123,000

After the subordination depletion date, any loss (other than a non-subordinated loss) on a target-rate strip that would otherwise reduce the principal balance of a super senior class will instead reduce the principal balance of its super senior support classes, up to the support amount shown for the super senior support class.

Maintenance of subordination
The degree of credit enhancement enjoyed by a class due to subordination may be measured by that class’s subordination level, which is the sum of the class percentages of all classes that are subordinated to that class. On the closing date, the following classes will have the following approximate initial subordination levels:
Class	%	$
Class A:	5.00%	$24,839,839
Class B-1:	2.35%	$11,674,839
Class B-2:	1.55%	$7,700,839
Class B-3:	0.95%	$4,719,839
Thus, the subordinated classes will have an aggregate principal balance on the closing date that is approximately 5% of the aggregate principal balance of all the classes.
The subordinated classes are also entitled to maintain a degree of credit enhancement by subordination throughout the life of the transaction. If on a distribution day, a subordinated class has an impaired subordination level—that is, its subordination level on that day is less than its initial subordination level—then all principal originally allocated to the subordinated classes will be allocated to the most senior of the subordinated classes with an impaired subordination level and to those subordinated classes that are senior to the impaired class, in proportion to their principal balances, up to those classes’ principal balances, and any remainder will be allocated to the remaining subordinated classes, in order of seniority, up to those classes’ principal balances.
Example: Suppose that on a distribution day, (a) each of classes B-1 through B-6 has a principal balance of $1,000, (b) the aggregate principal allocation to the subordinated classes is $3,120, and (c) class B-2 has an impaired subordination level. Then on that distribution day
(1) the entire amount allocated to the subordinated classes will be allocated to classes B-1 and B-2, in proportion to their principal balances, up to their principal balances, and
(2) the remaining $1,120 will be allocated to class B-3 until its principal balance is reduced to zero, and
(3) the remaining $120 will be allocated to class B-4.
Because this is a cross-collateralized multiple-pool series, impairment of subordination for subordinated classes will be determined based on composite class principal balances, not component class principal balances. In determining whether a composite class has an impaired subordination level, the principal balance of the composite class will equal the sum of the principal balances of its component classes. If a subordinated composite class has an impaired subordination level, then principal will be allocated among the subordinated composite classes as described above. The principal balance of each component class will then be adjusted so that the principal balance of the component class from each group will be in the same proportion for each subordinated composite class.

Special hazard, bankruptcy and fraud loss limits
There are no special hazard, bankruptcy or fraud loss limits.

Weighted average lives and yields to maturity
The following tables of weighted average lives and yields to maturity have been prepared using the following structuring assumptions:
•  The mortgage loans and the classes have the characteristics set forth in “Summary—Series overview” above, without regard to any variation or approximation provided for in that section.
•  The mortgage loans in the pools prepay at the indicated percentage of the applicable PPC prepayment model.
•  Scheduled payments of principal and interest on the mortgage loans are received in a timely manner.
•  CMSI does not make a clean-up call.
•  You purchase the certificates on the closing date.
•  Each discount loan (other than an IO loan) in pool I, each discount IO loan in pool I, and each discount loan in pool II has an original term to maturity, remaining term to stated maturity, gross interest rate, and remaining IO period (if applicable) equal to the weighted average of the original term to maturity, remaining term to stated maturity, gross interest rate, and remaining IO period for all the discount loans in the related pool or sub-pool, as shown in the table below.
•  Each premium loan (other than an IO loan) in pool I, each premium IO loan in pool I, and each premium loan in pool II has an original term to maturity, remaining term to stated maturity, gross interest rate, and remaining IO period (if applicable) equal to the weighted average of the original term to maturity, remaining term to stated maturity, gross interest rate, and remaining IO period for all the premium loans in the related pool or sub-pool, as shown in the table below.

Discount loans	Pool I (other than IO)	Pool I (IO only)	Pool II
Weighted average original term to maturity	360 months	360 months	N/A
Weighted average remaining term to stated maturity	357 months	359 months	N/A
Gross weighted average interest rate	5.9711546341%	6.0990520343%	N/A
Aggregate scheduled principal balance	$7,168,003.88	$1,445,200.00	$0
Weighted average remaining IO period	N/A	119 months	N/A

Premium loans	Pool I (other than IO)	Pool I (IO only)	Pool II
Weighted average original term to maturity	359 months	360 months	179 months
Weighted average remaining term to stated maturity	357 months	358 months	177 months
Gross weighted average interest rate	6.7938090168%	6.8172321881%	6.5227235680%
Aggregate scheduled principal balance	$321,884,767.38	$143,929,806.16	$22,353,547.56
Weighted average remaining IO period	N/A	118 months	N/A

In the following tables,
•  for any IO classes, the percentages shown are notional balances as a percent of initial notional balances, and
•  ‘*’ indicates that between zero and 0.5% of initial principal or notional balance is outstanding.
The prepayment models, the structuring assumptions and the other assumptions described below are made for illustrative purposes only. It is highly unlikely that the mortgage loans will prepay at a constant rate until maturity or that the mortgage loans in each pool will prepay at the same rate. The characteristics of the actual mortgage loans are also likely to differ from the structuring and other assumptions. As a result, the actual principal or notional balances, weighted average lives and pre-tax yields of the certificates are likely to differ from those shown in the tables in this “Weighted average lives and yields to maturity” section, even if all of the mortgage loans prepay at the indicated percentages of the prepayment model. We urge you to consult your investment advisor and to make your investment decision based on your own determination as to anticipated rates of prepayment under a variety of scenarios and the suitability of a class of certificates to your investment objectives.

Principal balance as percent of initial principal balance

	Classes IA-1 and IA-2				Class IA-3						Class IA-4
	Percentage of prepayment model					Percentage of prepayment model					Percentage of prepayment model
Distribution day	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%
Initial	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
November 25, 2007	100	85	65	44	23	106	106	106	106	106	98	93	93	93	93
November 25, 2008	100	75	35	0	0	113	113	113	0	0	96	80	80	79	50
November 25, 2009	100	71	19	0	0	120	120	120	0	0	95	62	62	41	12
November 25, 2010	100	69	9	0	0	127	127	127	0	0	92	45	45	15	0
November 25, 2011	100	68	4	0	0	135	135	135	0	0	90	30	30	0	0
November 25, 2012	100	67	3	0	0	143	143	143	0	0	88	17	17	0	0
November 25, 2013	100	66	3	0	0	152	152	152	0	0	86	6	7	0	0
November 25, 2014	100	62	3	0	0	161	161	161	0	0	83	0	1	0	0
November 25, 2015	100	57	3	0	0	171	171	171	0	0	81	0	0	0	0
November 25, 2016	100	51	3	0	0	182	182	182	0	0	78	0	0	0	0
November 25, 2017	100	46	3	0	0	193	193	193	0	0	73	0	0	0	0
November 25, 2018	100	41	2	0	0	205	205	205	0	0	69	0	0	0	0
November 25, 2019	100	36	2	0	0	218	218	218	0	0	63	0	0	0	0
November 25, 2020	100	31	1	0	0	231	231	231	0	0	58	0	0	0	0
November 25, 2021	100	27	1	0	0	245	245	245	0	0	52	0	0	0	0
November 25, 2022	100	24	1	0	0	261	261	261	0	0	46	0	0	0	0
November 25, 2023	100	20	1	0	0	277	277	277	0	0	39	0	0	0	0
November 25, 2024	100	18	*	0	0	294	294	294	0	0	32	0	0	0	0
November 25, 2025	100	15	*	0	0	312	312	312	0	0	24	0	0	0	0
November 25, 2026	100	13	*	0	0	331	331	331	0	0	16	0	0	0	0
November 25, 2027	100	10	*	0	0	351	351	351	0	0	7	0	0	0	0
November 25, 2028	100	9	*	0	0	373	373	373	0	0	0	0	0	0	0
November 25, 2029	97	7	0	0	0	396	396	285	0	0	0	0	0	0	0
November 25, 2030	85	5	0	0	0	421	421	205	0	0	0	0	0	0	0
November 25, 2031	73	4	0	0	0	446	446	143	0	0	0	0	0	0	0
November 25, 2032	59	3	0	0	0	474	474	95	0	0	0	0	0	0	0
November 25, 2033	45	2	0	0	0	503	503	59	0	0	0	0	0	0	0
November 25, 2034	30	1	0	0	0	534	534	32	0	0	0	0	0	0	0
November 25, 2035	13	*	0	0	0	567	567	12	0	0	0	0	0	0	0
November 25, 2036	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Weighted average life (years)	26.53	10.35	2.09	0.97	0.71	29.82	29.57	24.73	1.99	1.41	14.19	3.86	3.88	2.79	2.08

Principal balance as percent of initial principal balance

	Class IA-5				Class IA-6						Classes IA-7 and IA-8
	Percentage of prepayment model					Percentage of prepayment model					Percentage of prepayment model
Distribution day	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%
Initial	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
November 25, 2007	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
November 25, 2008	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
November 25, 2009	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
November 25, 2010	100	100	100	100	0	100	100	100	100	0	100	100	100	100	93
November 25, 2011	100	100	100	64	0	100	100	100	100	0	100	100	100	100	36
November 25, 2012	100	100	100	0	0	100	100	100	0	0	99	96	93	78	9
November 25, 2013	100	100	100	0	0	100	100	100	0	0	98	91	84	47	0
November 25, 2014	100	95	100	0	0	100	100	100	0	0	96	84	72	29	0
November 25, 2015	100	60	69	0	0	100	100	100	0	0	95	76	60	18	0
November 25, 2016	100	45	48	0	0	100	100	100	0	0	94	68	47	13	0
November 25, 2017	100	33	33	0	0	100	100	100	0	0	91	59	37	9	0
November 25, 2018	100	24	24	0	0	100	100	100	0	0	89	52	28	6	0
November 25, 2019	100	17	17	0	0	100	100	100	0	0	86	45	22	4	0
November 25, 2020	100	13	13	0	0	100	100	100	0	0	83	39	17	3	0
November 25, 2021	100	9	9	0	0	100	100	100	0	0	80	34	13	2	0
November 25, 2022	100	6	6	0	0	100	100	100	0	0	77	29	10	1	0
November 25, 2023	100	4	4	0	0	100	100	100	0	0	73	25	8	1	0
November 25, 2024	100	3	3	0	0	100	100	100	0	0	70	22	6	1	0
November 25, 2025	100	2	2	0	0	100	100	100	0	0	66	18	4	*	0
November 25, 2026	100	1	1	0	0	100	100	100	0	0	61	15	3	*	0
November 25, 2027	100	*	*	0	0	100	100	100	0	0	57	13	2	*	0
November 25, 2028	74	0	0	0	0	100	83	83	0	0	52	11	2	*	0
November 25, 2029	0	0	0	0	0	57	57	57	0	0	47	9	1	*	0
November 25, 2030	0	0	0	0	0	38	38	38	0	0	41	7	1	*	0
November 25, 2031	0	0	0	0	0	25	25	25	0	0	35	5	1	*	0
November 25, 2032	0	0	0	0	0	15	15	15	0	0	29	4	*	*	0
November 25, 2033	0	0	0	0	0	9	9	9	0	0	22	3	*	*	0
November 25, 2034	0	0	0	0	0	4	4	4	0	0	14	2	*	*	0
November 25, 2035	0	0	0	0	0	2	2	2	0	0	7	1	*	*	0
November 25, 2036	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Weighted average life (years)	22.27	10.65	10.82	5.19	3.69	24.11	23.88	23.88	5.66	3.91	21.14	13.60	10.63	7.65	4.89

Principal balance as percent of initial principal balance

	Class IA-PO				Class IA-IO						Class IIA-1
	Percentage of prepayment model					Percentage of prepayment model					Percentage of prepayment model
Distribution day	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%
Initial	100	100	100	100	100	100	100	100	100	100	100	100	100	100	100
November 25, 2007	99	91	82	74	66	99	91	83	75	67	96	88	80	72	63
November 25, 2008	98	81	65	51	39	98	82	66	52	40	91	75	60	46	34
November 25, 2009	96	72	51	35	23	98	73	52	36	24	87	63	44	29	18
November 25, 2010	95	64	41	24	14	97	65	42	25	14	82	53	33	18	8
November 25, 2011	94	56	32	17	8	96	58	33	17	8	76	44	24	11	3
November 25, 2012	92	50	25	12	5	95	51	26	12	5	70	37	17	6	1
November 25, 2013	90	44	20	8	3	94	46	21	8	3	64	30	12	3	0
November 25, 2014	89	39	16	5	2	92	41	16	6	2	58	24	8	2	0
November 25, 2015	87	34	12	4	1	91	36	13	4	1	51	19	6	1	0
November 25, 2016	85	30	10	3	1	90	32	10	3	1	43	15	4	1	0
November 25, 2017	83	26	7	2	*	87	28	8	2	*	35	11	3	*	0
November 25, 2018	80	23	6	1	*	85	25	6	1	*	27	7	2	*	0
November 25, 2019	78	20	4	1	*	82	21	5	1	*	17	4	1	*	0
November 25, 2020	75	17	3	1	*	80	19	4	1	*	8	2	*	*	0
November 25, 2021	72	15	3	*	*	77	16	3	*	*	0	0	0	0	0
November 25, 2022	69	13	2	*	*	74	14	2	*	*	0	0	0	0	0
November 25, 2023	65	11	2	*	*	70	12	2	*	*	0	0	0	0	0
November 25, 2024	62	9	1	*	*	67	10	1	*	*	0	0	0	0	0
November 25, 2025	58	8	1	*	*	63	9	1	*	*	0	0	0	0	0
November 25, 2026	54	7	1	*	*	59	7	1	*	*	0	0	0	0	0
November 25, 2027	50	6	*	*	*	54	6	1	*	*	0	0	0	0	0
November 25, 2028	46	5	*	*	*	50	5	*	*	*	0	0	0	0	0
November 25, 2029	41	4	*	*	*	45	4	*	*	*	0	0	0	0	0
November 25, 2030	36	3	*	*	0	39	3	*	*	*	0	0	0	0	0
November 25, 2031	30	2	*	*	0	34	2	*	*	*	0	0	0	0	0
November 25, 2032	25	2	*	*	0	27	2	*	*	*	0	0	0	0	0
November 25, 2033	19	1	*	*	0	21	1	*	*	*	0	0	0	0	0
November 25, 2034	12	1	*	*	0	14	1	*	*	*	0	0	0	0	0
November 25, 2035	6	*	*	0	0	6	*	*	*	*	0	0	0	0	0
November 25, 2036	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
Weighted average life (years)	19.36	7.86	4.37	2.91	2.13	20.36	8.13	4.49	2.97	2.18	8.57	5.24	3.45	2.41	1.79

Principal balance as percent of initial principal balance

	Class IIA-IO					Classes B-1, B-2 and B-3
	Percentage of prepayment model					Percentage of prepayment model
Distribution day	0%	50%	100%	150%	200%	0%	50%	100%	150%	200%
Initial	100	100	100	100	100	100	100	100	100	100
November 25, 2007	96	88	81	73	65	99	99	99	99	99
November 25, 2008	91	76	61	49	37	98	98	98	98	98
November 25, 2009	87	65	47	32	21	97	97	97	97	97
November 25, 2010	82	55	35	21	12	96	96	96	96	96
November 25, 2011	76	46	26	14	7	95	95	95	95	95
November 25, 2012	70	38	19	9	4	94	91	88	84	80
November 25, 2013	64	31	14	6	2	92	86	79	72	58
November 25, 2014	58	25	10	4	1	91	79	68	57	34
November 25, 2015	51	20	7	2	1	89	72	56	42	20
November 25, 2016	43	15	5	1	*	87	63	44	29	12
November 25, 2017	35	11	3	1	*	85	55	34	20	7
November 25, 2018	27	8	2	*	*	82	48	26	13	4
November 25, 2019	17	5	1	*	*	79	42	20	9	2
November 25, 2020	8	2	*	*	*	76	36	16	6	1
November 25, 2021	0	0	0	0	0	73	31	12	4	1
November 25, 2022	0	0	0	0	0	70	27	9	3	*
November 25, 2023	0	0	0	0	0	67	23	7	2	*
November 25, 2024	0	0	0	0	0	64	20	5	1	*
November 25, 2025	0	0	0	0	0	60	17	4	1	*
November 25, 2026	0	0	0	0	0	56	14	3	1	*
November 25, 2027	0	0	0	0	0	52	12	2	*	*
November 25, 2028	0	0	0	0	0	47	10	2	*	*
November 25, 2029	0	0	0	0	0	43	8	1	*	*
November 25, 2030	0	0	0	0	0	38	6	1	*	*
November 25, 2031	0	0	0	0	0	32	5	1	*	*
November 25, 2032	0	0	0	0	0	26	3	*	*	*
November 25, 2033	0	0	0	0	0	20	2	*	*	*
November 25, 2034	0	0	0	0	0	13	1	*	*	*
November 25, 2035	0	0	0	0	0	6	1	*	*	*
November 25, 2036	0	0	0	0	0	0	0	0	0	0
Weighted average life (years)	8.57	5.37	3.64	2.64	2.01	19.81	12.89	10.15	8.81	7.59

Yields on certain classes
The following tables indicate sensitivity to various rates of prepayment on the mortgage loans of the pre-tax yields to maturity on a corporate bond equivalent basis of the classes shown below. In addition to the structuring assumptions described in “Weighted average lives and yields to maturity” above, we have assumed that the classes have the following purchase prices :

Class	Purchase price (as % of initial principal or notional balance)
IA-PO	70%
IA-IO	1.8297*
IIA-IO	2.4427*
B-2	97.5*
B-3	89*
* Plus accrued interest from November 1, 2006 for classes IA-IO, IIA-IO, B-1 and B-2.

You should note that the only prepayments that affect
•  the class B-2 and B-3 certificates are prepayments on the hypothetical loans in the target-rate strips,
•  ratio-stripped PO class certificates are prepayments on the hypothetical loans in their related PO strips, and
•  ratio-stripped IO class certificates, which are not entitled to receive payments of principal, are prepayments on the hypothetical loans in their related IO strips.
The pre-tax yields set forth in the following tables were calculated by
•  determining the monthly discount rates that, when applied to the streams of cash flows assumed to be paid on the certificates, would make the discounted present value of the assumed stream of cash flows equal to the assumed purchase price on the closing date for each class, and
•  converting the monthly rates to corporate bond equivalent rates.
The calculation does not take into account the interest rates at which you might reinvest distributions received by you on the certificates.

Pre-tax yields to maturity

Class	Percentage of prepayment model
	0%	50%	100%	150%	200%
IA-PO	1.910%	5.262%	9.775%	14.839%	20.397%
IA-IO	30.234	19.334	7.837	(4.370)	(17.436)
IIA-IO	25.772	15.208	4.062	(7.772)	(20.442)

In the following yield tables for classes B-2 and B-3, we assumed that
•  scheduled interest and principal payments on the mortgage loans are received timely, except for mortgage loans on which defaults occur in accordance with the indicated percentages of SDA,
•  defaults on the mortgage loans in each pool will at all times occur at the same rate,
•  all defaulted loans are liquidated after exactly 12 months,
•  there are realized losses of a percentage (referred to in the tables as the “loss severity” percentage) of the principal balance at liquidation of the defaulted mortgage loans,
•  all realized losses are covered by subordination,
•  the class A prepayment percentages are reduced only when permitted as described under “Allocations and distributions—Prepayments and other unscheduled principal” above, and
•  there are no reductions to interest allocations due to prepayment interest shortfalls.

Pre-tax yield to maturity of class B-2

	Percentage of prepayment model
SDA percentage	20% loss severity			30% loss severity
	50%	100%	150%	50%	100%	150%
50%	6.319%	6.357%	6.385%	6.319%	6.357%	6.385%
100%	6.321	6.357	6.385	6.323	6.358	6.385
150%	6.323	6.358	6.385	6.326	6.358	6.385
200%	6.324	6.358	6.386	6.310	6.359	6.386

Pre-tax yield to maturity of class B-3

	Percentage of prepayment model
SDA percentage	20% loss severity			30% loss severity
	50%	100%	150%	50%	100%	150%
50%	7.461%	7.667%	7.818%	7.464%	7.669%	7.818%
100%	7.471	7.669	7.819	7.482	7.673	7.819
150%	7.484	7.675	7.821	5.302	7.674	7.820
200%	6.962	7.674	7.822	(2.846)	6.959	7.822

The following table shows aggregate realized losses on the certificates under each of the scenarios in the preceding tables, expressed as a percentage of the initial principal balance:

Aggregate realized losses

	Percentage of prepayment model
SDA percentage	20% loss severity			30% loss severity
	50%	100%	150%	50%	100%	150%
50%	0.248%	0.165%	0.112%	0.372%	0.247%	0.169%
100%	0.492	0.328	0.224	0.738	0.492	0.336
150%	0.733	0.489	0.334	1.099	0.733	0.501
200%	0.970	0.648	0.443	1.455	0.972	0.665

Investors should note that
•  the loss severity percentage does not purport to be a historical description of loss severity experience or a prediction of the anticipated loss severity of any pool of mortgage loans, and
•  even if subsequently cured, delinquencies may affect the timing of distributions on the offered subordinated classes, because the entire amount of the delinquencies would be borne by the subordinated classes in reverse order of seniority before they would affect the senior classes.

Static pool information
CMSI has only securitized six previous series of Alt-A mortgage loans. Information (so-called static pool information) regarding delinquencies, cumulative losses, prepayments and other features of four of those series, 2005-A1, 2006-A1, 2006-A2, and 2006-A3, may be obtained, free of charge, by going to CitiMortgage’s website, www. citimortgagembs.com, clicking on “Reg AB,” selecting “CMALT” under “Shelf,” and clicking the “Go” button. The static pool information is in a Microsoft Excel™ spreadsheet for the quarters listed; for example, information as of the end of December 2005 (as the “current month” referred to in the spreadsheet) was posted in the first quarter of 2006 under the heading “1Q06.” The second tab of the spreadsheet contains definitions of terms used in the spreadsheet column headings. If you do not have the Excel program, you can read or print this information with Excel Viewer, a free program that you can download from Microsoft’s website at www.-micro-soft.-com.
CMSI has not purchased or originated a material number of Alt-A loans other than the loans included in the series referred to in the preceding paragraph, and the current series. Accordingly, no “vintage data” is available for such loans.
Static pool information regarding pools of residential mortgage loans composed primarily of loans other than Alt-A loans that were previously securitized by CitiMortgage may also be obtained free of charge on CitiMortgage’s website by clicking on “Reg AB,” selecting “CMSI” under “Shelf,” clicking the “Go” button, and selecting the appropriate quarter. Static pool information under the CMSI heading may not be an appropriate guide for assessing future performance of a series where the pool consists primarily of Alt-A loans.
Static pool information on the website as of the close of each calendar quarter is posted on the website about the middle of the following month, that is, about the 15th of January, April, July and October. Investors are urged to access the updated information when it becomes available.
Please note that static pool information about pools securitized before 2006 is not deemed to be a part of this prospectus or the registration statement for this prospectus.

Non-affiliated originators
Approximately the following percentages of mortgage loans (by principal balance) in the pools were originated by organizations not affiliated with CitiMortgage. These organizations originated the mortgage loans under guidelines that are substantially in accordance with CitiMortgage’s guidelines for its own originations.

Pool I	Pool II	Combined
57.97%	60.79%	58.10%
None of these organizations originated as much as 10% of the mortgage loans in any pool, except that American Home Mortgage Corp., a subsidiary of American Home Mortgage Investment Corp., and its affiliated companies, headquartered in Melville, New York, originated approximately 30.93% of the mortgage loans in pool I, 33.34% of the mortgage loans in pool II, and 31.04% of the mortgage loans in the combined pool.

Possible special servicer
CitiMortgage has entered into a special servicing agreement with Credit-Based Asset Servicing and Securitization LLC (C-BASS) and Litton Loan Servicing LP (Litton). Under the agreement, if C-BASS holds 100% of the outstanding certificates of the then most subordinated class of certificates, C-BASS may designate Litton as the servicer of any mortgage loans that are more than 90 days delinquent and of any mortgaged property owned by the Trust.
The special servicing agreement has been filed as exhibit 4.2 to the registration statement.

Additional ERISA considerations
The Department of Labor has granted the Underwriter, Greenwich Capital, an administrative exemption, Prohibited Transaction Exemption PTE 90-59, from some of ERISA’s prohibited transaction rules and some of the excise taxes imposed by the Internal Revenue Code for the initial purchase, the holding and the subsequent resale by ERISA plans of certificates in pass-through trusts that meet the conditions and requirements of the Underwriter’s exemption. The Underwriter’s exemption should apply to the acquisition, holding, and resale of the offered certificates by an ERISA plan, provided that specified conditions are met, including
•  the acquisition of offered certificates by an ERISA plan is on terms that are at least as favorable to the ERISA plan as they would be in an arm’s-length transaction with an unrelated party,
•  at the time the ERISA plan acquired the offered certificates, S&P, Fitch or Moody’s rated the certificates in one of the four highest generic rating categories,
•  the sum of all payments made to the Underwriter in connection with the distribution of the offered certificates represents not more than reasonable compensation for underwriting those certificates, and
•  the sum of all payments made to and retained by the servicer represents not more than reasonable compensation for the services provided to the Trust by the servicer and for reimbursement of the servicer’s reasonable expenses in providing those services.
The Underwriter’s exemption does not apply to the acquisition and holding of offered certificates by ERISA plans sponsored by CMSI, the Underwriter, the Trustee or any of their affiliates. Moreover, the exemption provides relief from certain self-dealing/conflict of interest prohibited transactions only if, among other requirements
•  an ERISA plan’s investment in each class of offered certificates does not exceed 25% of the outstanding amount of that class at the time it acquired that position, and
•  immediately after it acquired that position, no more than 25% of the assets of an ERISA plan with respect to which the person who has discretionary authority or renders advice are invested in certificates representing an interest in a trust containing assets sold or serviced by the same person.
A governmental plan as defined in section 3(32) of ERISA is not subject to ERISA or Internal Revenue Code section 4975. However, a governmental plan may be subject to similar federal, state or local laws. A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under such similar laws.

Legal investment
The class A and B-1 certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, (SMMEA), so long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization. The class B-2 and B-3 certificates will not be “mortgage related securities” under SMMEA.

Federal income tax consequences
The assets of the Trust will consist of mortgage loans. For federal income tax purposes, an election will be made to treat the Trust as one or more REMICs. Each class of the offered certificates will be designated as a regular interest in a REMIC. The regular interests represented by the offered certificates will be treated as debt instruments for US federal income tax purposes. In addition, the beneficial interest of the class IA-2 certificates in the yield maintenance agreement will be treated as a grantor trust for US federal income tax purposes.
It is anticipated that
•  the class IA-PO certificates will be issued with original issue discount (OID) equal to the excess of their initial principal balance over their issue price,
•  the class IA-IO and IIA-IO certificates will be issued with OID equal to the excess of all distributions of interest expected to be received on these certificates over their respective issue prices (including accrued interest from November 1, 2006),
•  the class IA-3 certificates will be issued with OID equal to the excess of the sum of all expected distributions of principal and interest (whether current or accrued) on these certificates over their issue price (including accrued interest from November 1, 2006),
•  the class IA-4, IA-5, IA-7, and IA-8 certificates will be issued at a premium,
•  the regular interest represented by the class IA-2 certificates, and the class IA-6, IIA-1, B-1 and B-2 certificates, will be issued with de minimis OID, and
•  the class IA-1 and B-3 certificates will be issued with OID equal to the excess of their initial principal balances (plus four days of accrued interest) over their respective issue prices (including accrued interest from November 1, 2006).

Yield maintenance payments
Each purchaser of a class IA-2 certificate must allocate the certificate’s purchase price between the related REMIC regular interest and the right to receive yield maintenance payments, based on the relative fair market values of each property right. CMSI is required to allocate the issue price, and that allocation will be binding on a holder unless the holder explicitly discloses on its tax return that its allocation is different from CMSI’s allocation.
CMSI intends to treat yield maintenance payments as includible in the income of the class IA-2 certificate holders based on IRS regulations relating to “notional principal contracts.” If this treatment of yield maintenance payments is respected, holders will be able to amortize any separate price deemed paid for the right to the payments under a level payment method, as if the price represented the present value of a series of equal payments made over the life of the yield maintenance arrangement (adjusted to take into account decreases in principal amount) discounted at a rate equal to the rate used to determine the price of the right to receive yield maintenance payments, or some other reasonable rate.
Yield maintenance payments should be ordinary income to holders of class IA-2 certificates as such amounts accrue to the Trust, to the extent distributable to the holders of the class IA-2 certificates. The IRS could contend that the payments represent capital gain, but such treatment is unlikely, at least in the absence of further regulations. Any regulations requiring capital gain treatment would presumably apply only prospectively. The Underwriter will be treated as the beneficial owner of the yield maintenance agreement and of any yield maintenance payments in excess of those distributable to holders of the class IA-2 certificates.
Under the notional principal contract regulations, upon the sale of a class IA-2 certificate, the amount of the sale price allocated to the seller’s right to receive yield maintenance payments would be considered a “termination payment,” and the seller would have gain or loss equal to the termination payment minus the unamortized portion of any amount the seller is deemed to have paid for the right to receive yield maintenance payments. Such gain or loss will generally be treated as capital gain or loss. Moreover, for a bank or thrift institution, Internal Revenue Code section 582(c) would likely not apply to treat such gain or loss as ordinary income.
Holders of class IA-2 certificates will not have income or gain with respect to deposits into or distributions from the yield maintenance reserve fund in excess of amounts distributable to such holders.
Holders of class IA-2 certificates will receive annual information returns with respect to their share of income and amortization of allocated purchase price with respect to the yield maintenance agreement (as if such holders were original holders) for the preceding calendar year.
Holders of class IA-2 certificates are advised to consult their own tax advisors regarding the allocation of the purchase price of their certificates, the appropriate method of amortizing the price of their right to receive yield maintenance payments, and the timing, character and source of income and deductions resulting from the ownership of these certificates.

Other
The offered certificates (other than the portion of the basis of a class IA-2 certificate allocable to the right to receive yield maintenance payments) will be treated as
•  “loans . . . secured by an interest in real property which is . . . residential real property” and “regular interests in a REMIC” for domestic building and loan associations, and
•  “real estate assets” for real estate investment trusts.
The offered certificates (other than the class IA-2 certificates) will be treated as “qualified mortgages” for another REMIC.

Legal proceedings
There are no legal proceedings that would be material to investors pending against CMSI, CitiMortgage, Citibank, the Trust, or to CMSI’s knowledge, the Trustee, nor does CMSI know of any such proceeding contemplated by any governmental authorities.

Legal opinions
Legal opinions will be delivered for CMSI and Citigroup by Michael S. Zuckert, as General Counsel, Finance and Capital Markets of Citigroup, and for the Underwriter by Cadwalader, Wickersham & Taft LLP, New York, New York. Mr. Zuckert owns or has the right to acquire less than 0.01% of the outstanding common stock of Citigroup. Cadwalader, Wickersham & Taft LLP will deliver opinions on ERISA and federal income tax matters for CMSI.

Appendix—Detailed description of the mortgage loans
The following tables give additional information about the mortgage loans as of the cut-off date. The mortgage loans actually included in the Trust may differ from their description below, but the differences will not be material.

Years of origination
	Pool I loans		Pool II loans		Combined
Year originated	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
2005	5	$ 1,825,702	1	$ 253,984	6	$ 2,079,687
2006	1,419	472,602,075	81	22,099,564	1,500	494,701,638
Total	1,424	$474,427,777	82	$22,353,548	1,506	$496,781,325

Types of dwellings
	Pool I loans		Pool II loans		Combined
Type of dwellings	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
Detached house	1,116	$391,332,651	58	$18,020,284	1,174	$409,352,937
2 to 4 family	114	34,695,808	13	2,850,657	127	37,546,464
Townhouse	57	13,038,615	1	100,325	58	13,138,940
Condominium (one to four stories)	106	25,181,595	8	964,513	114	26,146,108
Condominium (over four stories)	16	6,135,964	0	0	16	6,135,964
Cooperative	15	4,043,144	2	417,769	17	4,460,912
Total	1,424	$474,427,777	82	$22,353,548	1,506	$496,781,325

Number of units in dwellings
	Pool I loans		Pool II loans		Combined
Type	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
1-family	1,310	$439,731,969	69	$19,502,891	1,379	$459,234,860
2-family	90	27,321,295	5	1,634,611	95	28,955,906
3-family	15	4,971,582	3	390,892	18	5,362,474
4-family	9	2,402,931	5	825,154	14	3,228,085
Total	1,424	$474,427,777	82	$22,353,548	1,506	$496,781,325

Size of loans
	Pool I loans		Pool II loans		Combined
Principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
$149,999 and under	279	$ 28,996,953	36	$ 3,591,629	315	$ 32,588,580
$150,000 through $199,999	192	33,887,934	10	1,777,640	202	35,665,575
$200,000 through $249,999	174	39,166,513	7	1,621,714	181	40,788,228
$250,000 through $299,999	125	34,472,972	2	503,984	127	34,976,956
$300,000 through $349,999	96	31,082,625	3	965,143	99	32,047,768
$350,000 through $399,999	70	26,140,550	4	1,507,176	74	27,647,726
$400,000 through $449,999	107	45,305,208	4	1,647,759	111	46,952,968
$450,000 through $499,999	78	36,942,274	4	1,950,542	82	38,892,816
$500,000 through $549,999	89	46,684,016	4	2,159,345	93	48,843,360
$550,000 through $599,999	65	37,627,787	1	584,137	66	38,211,924
$600,000 through $649,999	51	32,003,767	1	621,213	52	32,624,980
$650,000 through $699,999	25	16,886,021	1	670,444	26	17,556,465
$700,000 through $749,999	17	12,337,440	0	0	17	12,337,440
$750,000 through $799,999	7	5,472,672	0	0	7	5,472,672
$800,000 through $849,999	14	11,614,443	0	0	14	11,614,443
$850,000 through $899,999	8	6,934,534	1	879,270	9	7,813,804
$900,000 through $949,999	3	2,791,858	1	913,121	4	3,704,979
$950,000 through $999,999	12	11,860,164	3	2,960,431	15	14,820,595
$1,000,000 and over	12	14,220,046	0	0	12	14,220,046
Total	1,424	$474,427,777	82	$22,353,548	1,506	$496,781,325

Distribution by interest rates
	Pool I loans		Pool II loans		Combined
Interest rate	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
5.500%	1	$ 399,562	0	$ 0	1	$ 399,562
5.501% - 6.000%	12	5,025,007	6	2,643,471	18	7,668,478
6.001% - 6.500%	268	103,441,176	49	12,171,699	317	115,612,873
6.501% - 7.000%	870	295,139,291	19	5,155,602	889	300,294,895
7.001% - 7.500%	225	58,971,473	7	1,388,869	232	60,360,342
7.501% - 8.000%	48	11,451,268	1	993,907	49	12,445,175
Total	1,424	$474,427,777	82	$22,353,548	1,506	$496,781,325

Distribution by loan-to-value ratio at origination

	Pool I loans		Pool II loans		Combined
Loan-to-value ratio	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
65.000% and below	291	$104,347,612	48	$10,821,307	339	$115,168,919
65.001% - 75.000%	319	117,861,749	19	6,569,049	338	124,430,798
75.001% - 80.000%	755	238,581,495	15	4,963,192	770	243,544,687
80.001% - 85.000%	16	3,736,083	0	0	16	3,736,083
85.001% - 90.000%	37	8,210,994	0	0	37	8,210,994
90.001% - 95.000%	6	1,689,844	0	0	6	1,689,844
Total	1,424	$474,427,777	82	$22,353,548	1,506	$496,781,325

Geographic distribution
	Pool I loans		Pool II loans		Combined
State	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance	Number of loans	Aggregate principal balance
Alabama	7	$ 1,295,226	0	$ 0	7	$ 1,295,226
Arizona	39	13,036,091	0	0	39	13,036,091
Arkansas	14	3,583,001	1	101,219	15	3,684,220
California	313	145,921,389	22	6,215,873	335	152,137,258
Colorado	33	9,312,347	1	64,347	34	9,376,695
Connecticut	21	7,614,842	4	937,473	25	8,552,314
Delaware	6	1,284,540	0	0	6	1,284,540
District of Columbia	3	1,453,600	0	0	3	1,453,600
Florida	138	37,717,624	6	1,520,415	144	39,238,040
Georgia	36	7,926,967	0	0	36	7,926,967
Hawaii	5	2,086,336	0	0	5	2,086,336
Idaho	8	886,681	0	0	8	886,681
Illinois	78	23,389,573	5	2,572,030	83	25,961,603
Indiana	5	598,528	0	0	5	598,528
Iowa	7	1,278,660	1	980,000	8	2,258,660
Kansas	11	3,101,391	1	51,839	12	3,153,231
Kentucky	5	753,771	0	0	5	753,771
Louisiana	11	2,354,799	1	209,275	12	2,564,073
Maine	9	1,970,609	0	0	9	1,970,609
Maryland	60	21,259,836	3	744,905	63	22,004,741
Massachusetts	43	15,509,267	1	124,165	44	15,633,432
Michigan	15	2,595,343	0	0	15	2,595,343
Minnesota	24	5,686,347	2	617,918	26	6,304,265
Mississippi	4	547,316	0	0	4	547,316
Missouri	24	3,904,026	2	147,791	26	4,051,817
Montana	4	1,237,691	0	0	4	1,237,691
Nebraska	2	598,835	0	0	2	598,835
Nevada	14	4,319,646	1	214,284	15	4,533,930
New Hampshire	11	3,250,729	1	84,137	12	3,334,866
New Jersey	56	21,984,396	4	2,077,923	60	24,062,320
New Mexico	1	592,000	0	0	1	592,000
New York	119	46,850,521	9	2,199,591	128	49,050,112
North Carolina	24	6,209,574	3	389,646	27	6,599,220
North Dakota	3	428,118	0	0	3	428,118
Ohio	19	3,136,489	1	548,194	20	3,684,684
Oklahoma	9	1,221,341	1	63,200	10	1,284,541
Oregon	30	12,412,491	2	612,001	32	13,024,492
Pennsylvania	39	7,571,491	2	361,469	41	7,932,960
Puerto Rico	2	905,397	0	0	2	905,397
Rhode Island	5	1,866,934	0	0	5	1,866,934
South Carolina	12	2,920,584	1	88,005	13	3,008,589
South Dakota	5	729,623	0	0	5	729,623
Tennessee	9	1,970,423	0	0	9	1,970,423
Texas	44	10,961,829	3	388,965	47	11,350,795
Utah	17	5,460,005	1	348,822	18	5,808,827
Virginia	38	12,672,340	0	0	38	12,672,340
Washington	32	9,588,443	2	201,430	34	9,789,873
West Virginia	2	584,280	0	0	2	584,280
Wisconsin	7	1,268,899	1	488,631	8	1,757,530
Wyoming	1	617,588	0	0	1	617,588
Total	1,424	$474,427,777	82	$22,353,548	1,506	$496,781,325

Distribution by FICO scores and loan-to-value ratios at origination

FICO score	Pool I loan-to-value ratio
	65.00% and below	65.001% - 75.000%	75.001% - 80.000%	80.001% - 85.000%	85.001% - 90.000%	90.001% - 95.000%	All Pool I loans
Less than 620	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
620 - 649	0.05	0.20	0.50	0.10	0.04	0.00	0.90
650 - 699	6.18	7.84	13.96	0.33	0.76	0.00	29.07
700 - 749	7.20	10.52	21.35	0.16	0.69	0.25	40.17
750 - 799	7.86	5.94	13.30	0.15	0.22	0.11	27.57
800 and above	0.70	0.35	1.18	0.05	0.01	0.00	2.29
Total	21.99%	24.84%	50.29%	0.79%	1.73%	0.36%	100.00%

FICO score	Pool II loan-to-value ratio
	65.00% and below	65.001% - 75.000%	75.001% - 80.000%	80.001% - 85.000%	85.001% - 90.000%	90.001% - 95.000%	All Pool II loans
Less than 620	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
620 - 649	0.00	0.00	0.00	0.00	0.00	0.00	0.00
650 - 699	13.23	7.84	8.14	0.00	0.00	0.00	29.20
700 - 749	10.56	7.20	7.71	0.00	0.00	0.00	25.48
750 - 799	20.34	14.35	6.35	0.00	0.00	0.00	41.04
800 and above	4.28	0.00	0.00	0.00	0.00	0.00	4.28
Total	48.41%	29.39%	22.20%	0.00%	0.00%	0.00%	100.00%

Percentages shown are of scheduled principal balances of mortgage loans in the referenced pools as of the cut-off date. In calculating the values in the preceding tables, if no FICO score is available for a mortgage loan, the loan is assigned a FICO score of zero.
FICO credit scores are used by many mortgage lenders to help assess a borrower's credit-worthiness. The scores are based on computer models developed by third parties that evaluate information from credit reporting bureaus regarding historical patterns of consumer credit behavior in relation to default experience for similar types of borrower profiles. CMSI generally obtains several FICO scores for an individual. For purposes of credit scoring, CMSI selects one of the scores for an individual or multiple borrowers by a proprietary algorithm, which score is the one used to generate the preceding tables. The score so selected may not be the lowest FICO score for the borrowers obligated on a mortgage loan. Examination of FICO scores is only one aspect of CMSI’s loan underwriting procedures, which are described in “Mortgage loan underwriting” in the core prospectus.